Airgas, Inc.
259 N. Radnor-Chester Road
Suite 100
Radnor, PA 19087-5283
News Release	www.airgas.com
Exhibit 99.1

Investor Contact:	Media Contact:
Jay Worley (610) 902-6206	James Ely (610) 902-6010
jay.worley@airgas.com	jim.ely@airgas.com
For release:       Immediately
Airgas Completes Acquisition of Linde’s Divested U.S. Bulk Gas Assets
RADNOR, PA — March 9, 2007 — Airgas, Inc. (NYSE: ARG) announced today that it has completed the acquisition of the U.S. bulk gas business that Linde AG (LIN.DE) was ordered to divest after its acquisition of The BOC Group. On March 9, 2007, the U.S. Federal Trade Commission publicly announced its approval of the transaction, which Airgas first announced on November 22, 2006.
The acquisition includes eight air separation units and related bulk gas business, with about 300 employees. The business generated $176 million in revenues in 2006. Airgas paid $495 million in cash in the transaction.
The acquired business has been renamed Airgas Merchant Gases, LLC, which is now led by Tom Thoman, senior vice president. Thoman, who had served as vice president — gases since joining Airgas, Inc. in 2001, has been directing integration work for the past few months.
From its Cleveland, OH, headquarters, Airgas Merchant Gases will manage production, distribution, and administrative functions for air separation plants in Canton and Dayton, OH; Madison and Waukesha, WI; Carrollton and Jefferson, GA; and Bozrah, CT, and transfer depots in LaPorte, IN; Romulus, MI; and Bethlehem, PA. About 34 sales and service employees have joined the respective Airgas regional companies for local service.

In a separate transaction, Airgas transferred an eighth plant in Rock Hill, SC and the aligned sales and service associates to its joint venture partner, National Welders Supply Company, Inc., which operates in the Carolinas and southern Virginia. The transferred business employs about 26 people and had more than $10 million in revenues in 2006.
“We welcome the Linde associates and customers to Airgas,” said Airgas Chairman and Chief Executive Officer Peter McCausland. “We have made tremendous progress on our integration plans in the past few months in order to make this a smooth transition. The combination of these bulk gas assets and people with our existing bulk gas business operated by Airgas and our joint venture National Welders will strengthen our gas supply chain nationwide and improve our ability to efficiently serve bulk gas customers.”
The acquired bulk business includes sales of nitrogen, oxygen, and argon produced at the plants, microbulk nitrogen and argon, as well as bulk helium, hydrogen, carbon dioxide and fuel gas sales to the plants’ customers.
About Airgas, Inc.
Airgas, Inc. (NYSE: ARG), through its subsidiaries, is the largest U.S. distributor of industrial, medical, and specialty gases, and related hardgoods, such as welding equipment and supplies. Airgas is also the third-largest U.S. distributor of safety products, the largest U.S. producer of nitrous oxide and dry ice, the largest liquid carbon dioxide producer in the Southeast, and a leading distributor of process chemicals, refrigerants and ammonia products. More than 11,000 employees work in some 900 locations, including branches, retail stores, gas fill plants, specialty gas labs, production facilities, and distribution centers. Airgas also distributes its products and services through eBusiness, catalog and telesales channels. Its national scale and strong local presence offer a competitive edge to its diversified customer base. For more information, please visit www.airgas.com.

Forward-Looking Statements
This press release may contain statements that are forward looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or by the Securities and Exchange Commission in its rules, regulations and releases. These statements include, but are not limited to, statements regarding the combination of the acquired bulk gas assets, employees and customers with our existing bulk gas business strengthening our gas supply chain nationwide and improving our ability to efficiently serve bulk gas customers. We intend that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors and should not be regarded as a representation by us or any other person that the results expressed therein will be achieved. Important factors that could cause actual results to differ materially from those contained in any forward-looking statement include: the successful integration of the Linde air separation plants; the Company’s ability to retain the former Linde employees and customers; the Company’s ability to satisfy the needs of the former Linde customers; the Company’s ability to identify, consummate and successfully integrate future acquisitions; an economic downturn; increased competition; customer acceptance of the Company’s products; adverse changes in customer buying patterns; adverse changes in general economic conditions; political and economic uncertainties associated with current world events; and other factors described in the Company’s reports, including Form 10-K dated March 31, 2006, subsequent Forms 10-Q, and other forms filed by the Company with the Securities and Exchange Commission.